Exhibit 21.1

List of Subsidiaries

1.	Aloha Petroleum LLC, a Delaware limited liability company

2.	Aloha Petroleum, Ltd., a Hawaii corporation

3.	Quick Stuff of Texas, Inc., a Texas corporation

4.	SSP BevCo I, LLC, a Texas limited liability company

5.	SSP BevCo II, LLC, a Texas limited liability company

6.	SSP Beverage, LLC, a Texas limited liability company

7.	Stripes Acquisition LLC, a Texas limited liability company

8.	Sunmarks LLC, a Delaware limited liability company

9.	Sunoco Caddo LLC, a Delaware limited liability company

10.	Sunoco Finance Corp., a Delaware corporation

11.	Sunoco, LLC, a Delaware limited liability company

12.	Sunoco NLR LLC, a Delaware limited liability company

13.	Sunoco Refined Products LLC, a Delaware limited liability company

14.	Sunoco Retail LLC, a Pennsylvania limited liability company

15.	Sunoco Property Company LLC, a Delaware limited liability company

16.	TCFS Holdings, Inc., a Texas corporation

17.	Town & Country Food Stores, Inc., a Texas corporation

18.	TND Beverage, LLC, a Texas limited liability company

19.	Fathom Global Energy FT LLC, a Delaware limited liability company

20.	Fathom Global Energy LLC, a Delaware limited liability company

21.	Sunoco Overseas, Inc., a Delaware corporation

22.	SUN Lubricants and Specialty Products Inc., a Canadian corporation

23.	Sunoco Energy Solutions LLC, a Texas limited liability company

24.	SUN LP Pipeline LLC, a Delaware limited liability company

25.	SUN LP Terminals LLC, a Delaware limited liability company

26.	J.C. Nolan Pipeline Co., LLC, a Delaware limited liability company

27.	J.C. Nolan Terminal Co., LLC, a Delaware limited liability company